                                                                   EXHIBIT 20(i)

[OBJECT OMITTED]

                                                                    NEWS RELEASE

                     MOORE RETURNS TO PROFITABILITY AHEAD OF
                     ---------------------------------------
                         SCHEDULE - ANNOUNCES IMPROVED
                         -----------------------------
                             THIRD QUARTER RESULTS
                             ---------------------

 Normalized earnings of $0.02 per share exceeds expectations of break even quarter

       Free cash flow of $21.6M vs. negative free cash flow in prior year

                     Additional cost savings to be achieved

TORONTO, ON AND STAMFORD, CT (October 24, 2001) - Moore Corporation Limited (TSE, NYSE: MCL) today announced significantly improved normalized results (actual results less restructuring and other non-recurring charges) for the third quarter ended September 30, 2001.

On a normalized basis, the company had net earnings of $2.0 million for the third quarter 2001, or $0.02 per share. This compares favorably to a normalized net loss of $3.6 million, or $(0.04) per share for the same period in 2000. As a result of our continued sharp focus on cost containment, productivity enhancements, waste reduction initiatives, and operational efficiency, the company's normalized operating income increased 160% to $12.5 million in the third quarter 2001 versus $4.8 million for the same period last year.

Normalized EBITDA (operating income plus depreciation and amortization) increased to $38.0 million in the quarter versus $34.1 million in the same period last year as the company continued to generate strong cash flow this quarter. The company's normalized free cash flow (EBITDA less cash interest, cash taxes, dividends, and capital expenditures) continued to show dramatic improvement as the company generated positive free cash flow of approximately $21.6 million versus negative free cash flow of $0.3 million in the third quarter of 2000. This marks the third consecutive quarter of significantly improved free cash flow as management continues its intense focus on cash generation and cash management.

Sales for the third quarter 2001 were $510.6 million compared to $550.5 million in 2000. The revenue decline resulted from: the company's decision to exit certain unprofitable accounts in its United States and Canadian forms business; the first quarter 2001 divestiture of Colleagues; the expected revenue decline at the company's non-core subsidiaries; and the significant devaluation of foreign currencies.

Normalized results for the first nine months of 2001 were also improved. On a normalized basis, the company incurred a net loss of $10.2 million, or $(0.12) per share. This compares favorably to a normalized net loss of $26.6 million, or $(0.30) per share in the first nine months of 2000. Normalized operating income grew to $17.0 million in the first nine months versus a loss of $20.1 million in the same period last year.

Normalized EBITDA for the first nine months was $100.1 million, up 57% from the $63.6 million in the same period last year. Revenues for the first nine months ended September 30, 2001 were $1.62 billion compared to $1.68 billion in 2000 as a result of the previously discussed decision to exit certain unprofitable accounts in its forms business; the first quarter 2001 divestiture of Colleagues; the expected revenue decline at the company's non-core subsidiaries; and the significant devaluation of foreign currencies.


ROBERT G. BURTON, PRESIDENT AND CHIEF EXECUTIVE OFFICER STATED:
"We have performed well in a difficult economic and world environment. Our success is attributable to having a clear and concise game plan that allows us to be agile and responsive to both our customers and our cost structure. We remain committed to our strategy to reduce costs, divest non-core assets, invest our capital resources into high growth markets and cross selling the complete product offering of our portfolio. I am very pleased to report that the company has made some truly giant strides during the first nine months of 2001, most importantly a return to profitability. While we have a long way to go to achieve the type of financial results that management and shareholders expect, I feel that this is an important significant step in regaining the ongoing confidence of our shareholders."

MR. BURTON CONTINUED:
"Besides the dramatic improvements we have made with regard to cutting expenses, better managing our cash and improving our sales base, I am very excited about the future direction of this company. We feel very good about the businesses that we are in and we are continuing discussions with other print businesses as we seek to expand our portfolio consistent with our cross selling goals. Additionally we continue to develop our team, ensuring that we have the best possible bench in the industry as we continue the turn around of Moore. We have put together three consecutive quarters of results that were all favorable to the plan we developed upon our arrival last December. As we put this quarter behind us, I can assure you that we are intensely focused on delivering the fourth quarter."

Consistent with our reorganization plan, the company recorded restructuring and other related charges totaling $14.2 million. The third quarter charges can be characterized as follows:

o Restructuring costs for workforce reductions and lease terminations of $6.5 million.

o   Non-cash charges related to asset impairment of $7.7 million.

These charges are in support of the company's strategic initiatives to reduce headcount, divest non-performing assets and generate over $100 million of cost savings.

All of these charges are excluded from actual earnings to arrive at normalized results.

BURTON CONCLUDED:
"During the first nine months of 2001, we have demonstrated our ability to deliver the results we committed to our customers and our shareholders. We have made tremendous progress operationally and we look forward to additional improvements in our cost structure and in our working capital management. There is still much to be accomplished as we continue to position the company to meet the needs of both our customers and shareholders while at the same time setting the framework for controlled, balanced and sustainable growth. I am convinced that there are more cost savings that can be achieved as we continue to leverage our size with suppliers by driving purchasing volume to a few strategic business partners. Additionally, our employee base continues to be larger than is necessary. As we continue improvements in our operations, I expect additional cost savings over the course of the next year as we implement new processes and productivity improvements throughout our business."

"As I stated in our last quarterly release, though the economy has been a challenge during the year, our job is, and always will be to manage the company without excuses and to live up to the commitments we have made to customers, shareholders and employees. By matching costs with our revenues we will meet challenges head on. I believe that we have many opportunities in front of us. We are disciplined and focused on what needs to occur in the business. As we did again this quarter, and as we have done throughout the year, we will continue to walk away from unprofitable revenue as we look to grow our bottom line. We will continue to focus on our core printing operations with a focus on acquiring complementary businesses that support our cross selling initiatives and that add value. We will strategically divest businesses that do not support our core structure. Most of all, we will remain focused on delivering on our commitments to our customers, shareholders, and employees."

                   SUMMARY OF THIRD QUARTER NORMALIZED RESULTS

     o Sales in the third quarter 2001 of $510.6 million compared to sales of $550.5 million in the third quarter 2000.

     o Income from operations of $12.5 million in the quarter, up 160%, compared to income from operations of $4.8 million for the same period in 2000.

     o Net income for the third quarter 2001 was $2.0 million or $ 0.02 per share compared to net loss of $3.6 million or $(0.04) per share for third quarter 2000.

     o EBITDA of $38.0 million versus $34.1 million in the same period last year.

                 SUMMARY OF FIRST NINE MONTHS NORMALIZED RESULTS

     o Sales in the first nine months 2001 of $1.62 billion compared to sales of $1.68 billion in the first nine months of 2000.

     o Income from operations of $17.0 million in the first nine months compared to loss from operations of $20.1 million for the same period in 2000.

     o Net loss for the first nine months 2001 was $10.2 million or a loss of $(0.12) per share compared to net loss of $26.6 million or a loss of $(0.30) per share for the first nine months of 2000.

     o EBITDA of $100.1 million versus $63.6 million in the same period last year.


Moore Corporation Limited will hold a conference call on Thursday October 25, 2001 at 10:00 am EDT to discuss third quarter results. The call will be webcast at Moore.com under the Investor's Information section.

                            MOORE CORPORATION LIMITED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       ADJUSTED FOR NORMALIZED OPERATIONS
             In thousands of U.S. Dollars, except for per share data



                                                  Three Months Ended                   Nine Months Ended
                                                      September 30                        September 30
                                              ------------------------------   -----------------------------------
                                                 2001               2000              2001                 2000
                                              ----------         ----------        ----------           ----------

Sales                                            $ 510,603        $ 550,493        $ 1,617,325        $ 1,677,763

Cost of sales                                      349,864          385,017          1,118,344          1,189,905

Selling, general and                               122,785          131,374            398,911            424,245
administrative expenses

Depreciation & amortization                         25,499           29,256             83,094             83,696
                                                    ------           ------             ------             ------

                                                   498,148          545,647          1,600,349          1,697,846
                                                   -------          -------          ---------          ---------

Income (loss) from operations                       12,455            4,846             16,976            (20,083)

Investment and other income (expense)               (2,446)             182            (1,669)              1,338

Interest expense                                     6,608            6,335             20,881             18,570
                                                     -----            -----             ------             ------
Income (loss) before tax
and minority interest                                3,401           (1,307)            (5,574)           (37,315)

Income tax expense (benefit)                           884            1,908              3,222            (11,794)

Minority interest                                      460              361              1,373              1,074
                                                       ---              ---              -----              -----

Net income (loss)                                  $ 2,057          $(3,576)          $(10,169)          $(26,595)
                                                   =======          =======           =========          =========
Income (loss) per share, basic and
diluted                                              $0.02           $(0.04)            $(0.12)            $(0.30)

Weighted average shares                             88,457           88,457             88,457             88,457
outstanding-basic

Weighted average shares                             89,003           88,457             88,457             88,457
outstanding-diluted


                            MOORE CORPORATION LIMITED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                       ADJUSTED FOR NORMALIZED OPERATIONS
                    FOR THE QUARTER ENDED SEPTEMBER 30, 2001
             In thousands of U.S. Dollars, except for per share data



                                                                ----------------------------
                                                                         ADJUSTMENTS
                                                                        TO NORMALIZE

                                               ----------------------------------------------------------------
                                                  ACTUAL             RESTRUCTURING            NORMALIZED
                                                                    AND OTHER CHARGES
                                              ----------------------------------------------------------------
Sales                                            $510,603                     -                $510,603

Cost of sales                                     349,864                     -                 349,864

Selling, general and
administrative expenses                           122,785                     -                 122,785

Provision for (recovery of)
restructuring costs                                 6,540                 (6,540)                   -

Depreciation and amortization                      33,187                 (7,688)                25,499
                                              ----------------------------------------------------------------
                                                  512,376                (14,228)               498,148
                                              ----------------------------------------------------------------
Income (loss) from operations                      (1,773)                14,228                 12,455

Investment and other                               (2,446)                    -                  (2,446)
income (expense)

Interest expense                                    6,608                     -                   6,608
                                              ----------------------------------------------------------------
Income (loss) before tax
and minority interest                             (10,827)                14,228                  3,401
                                              ----------------------------------------------------------------
Income tax expense                                    884                     -                     884

Minority interest                                     460                     -                     460
                                              ----------------------------------------------------------------
Net income (loss)
Income (loss) per share,                        $ (12,171)              $ 14,228                $ 2,057
                                              ----------------------------------------------------------------
basic and diluted                                  $(0.14)                 $0.16                  $0.02
                                              ----------------------------------------------------------------
Weighted average shares
outstanding-basic                                  88,457                                        88,457

Weighted average shares
outstanding-diluted                                88,457                                        89,003
                                              ----------------------------------------------------------------

                            MOORE CORPORATION LIMITED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                       ADJUSTED FOR NORMALIZED OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
             In thousands of U.S. Dollars, except for per share data



                                                                        ADJUSTMENTS TO NORMALIZE
                                          ------------------------------------------------------------------------------------------
                                             ACTUAL      RESTRUCTURING   DIVESTITURES     PENSION      PHOENIX       NORMALIZED
                                                           AND OTHER
                                                            CHARGES
                                          ------------------------------------------------------------------------------------------
Sales                                      $1,617,325          -               -             -            -          $1,617,325

Cost of sales                               1,179,553          -               -         (61,209)         -           1,118,344

Selling, general and
administrative expenses                       444,533        (4,816)           -         (40,806)         -             398,911

Provision for (recovery of)
restructuring costs                           109,914      (109,914)           -             -            -               -

Depreciation and amortization                 165,933       (34,559)           -             -        (48,280)           83,094
                                          ------------------------------------------------------------------------------------------

                                            1,899,933      (149,289)           -        (102,015)     (48,280)        1,600,349
                                          ------------------------------------------------------------------------------------------

Income (loss) from operations                (282,608)      149,289            -         102,015       48,280            16,976
                                          ------------------------------------------------------------------------------------------
Investment and other
income (expense)                               (4,876)         -             3,207           -            -              (1,669)

Interest expense                               20,881          -               -             -            -              20,881
                                          ------------------------------------------------------------------------------------------
Income (loss) before taxes
and minority interest                        (308,365)      149,289          3,207       102,015       48,280            (5,574)
                                          ------------------------------------------------------------------------------------------

Income tax expense (benefit)                  (35,741)         -            (3,935)       40,295        2,603             3,222

Minority interest                               1,373          -               -             -            -               1,373
                                          ------------------------------------------------------------------------------------------
Net Income (loss)                           ($273,997)     $149,289         $7,142       $61,720      $45,677          ($10,169)
                                          ------------------------------------------------------------------------------------------
INCOME (LOSS) PER SHARE
BASIC AND DILUTED                              $(3.10)        $1.68          $0.08         $0.70        $0.52            $(0.12)
                                          ------------------------------------------------------------------------------------------

Weighted average shares
outstanding-basic and diluted                  88,457                                                                    88,457
                                          ------------------------------------------------------------------------------------------

                                                                  ###

Moore Corporation Limited is an international provider of products and services that help companies communicate through print and digital technologies. As a leading supplier of document formatted information, print outsourcing and data based marketing, Moore designs, manufactures and delivers business communication products, services and solutions to customers. Moore operates in complementary marketplaces: Forms, Print Management and Related Products which includes Label Systems and Integrated Business Solutions including personalized direct marketing, statement printing and database management. The Moore Internet address is www.moore.com.

This news release contains statements relating to future results of Moore (including certain anticipated, believed, expected, and estimated results and Moore's outlook concerning future profitability, and statements as to acquisitions, additional cost savings, the generation of working capital, the elimination of unprofitable revenues and the elimination of restructuring charges by the end of the year) that are "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Factors that could cause such material differences include, without limitation, the following: the effects of paper and other raw material price fluctuations, successful execution of cross selling, cost containment and other key strategies, the successful negotiation, execution and integration of acquisitions, the ability to renegotiate or terminate unprofitable contracts, the ability to divest non-core businesses, the rate of migration from paper-based forms to digital formats, future growth rates in Moore's core business, the impact of currency fluctuations in the countries in which Moore operates, general economic and other factors beyond Moore's control, and other assumptions, risks and uncertainties described from time to time in Moore's periodic filings with securities regulators.

                                ----------------

Inquiries from analysts and investors should be directed to James E. Lillie, Executive Vice President Operations, at Moore Corporation at (203) 406-3711.